Exhibit 10.1

SURRENDER FORM

I, [INSERT NAME], hereby surrender the indicated 2006, 2007 and 2008 restricted stock units granted to me by CNX Gas Corporation (“CNX Gas”) (collectively, the “Gas RSUs”) to CNX Gas in exchange for CONSOL Energy Inc. (“CONSOL Energy”) issuing to me the indicated number of Restricted Stock Units of CONSOL Energy (“CONSOL RSUs”).

Gas RSU Awards (Outstanding Number of Units)	Exchange Ratio	Number of CONSOL RSUs to be Issued	Elect to Replace Gas RSU Award
2006 Gas RSU Award ( )	.96		Yes No	☐ ☐
2007 Gas RSU Award ( )	.96		Yes No	☐ ☐
2008 Gas RSU Award ( )	.96		Yes No	☐ ☐

You must surrender all of the awards in any class of awards which is surrendered. (For example, if you hold 2006 Gas RSUs, 2007 Gas RSUs and 2008 Gas RSUs, then you could elect to surrender the 2006 Gas RSU Awards, in which case all of those awards would be surrendered, but decide not to surrender any of the 2007 or 2008 Gas RSU Awards). This Surrender Form shall also operate as my acceptance of the terms and conditions contained in the CONSOL Energy Inc. Restricted Stock Unit Agreement attached hereto as Exhibit A and the terms and conditions of the CONSOL Energy Inc. Equity Incentive Plan.

I agree that my decision to surrender or not surrender the Gas RSUs is entirely voluntary. I further understand and agree I am not required to surrender my Gas RSUs.

I acknowledge and agree that neither the surrender of Gas RSUs nor the issuance of CONSOL RSUs shall be construed as a right to continued service with CONSOL Energy or CNX Gas. I agree that CONSOL Energy has made no representations or warranties to me regarding this Surrender or the future pricing of CONSOL Energy or CNX Gas stock, and that my decision to surrender is at my own discretion.

I understand that neither the CONSOL RSUs nor the shares of CONSOL Energy Common Stock issuable thereon have been registered under the Securities Act of 1933, that the shares of CONSOL Energy Common Stock issuable thereon cannot be transferred absent such registration or an exemption therefrom, that I am an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act of 1933 and that a restrictive transfer legend will be placed upon the certificates representing any shares of CONSOL Energy Common Stock issuable pursuant to the CONSOL RSUs. I acknowledge that I have been afforded the opportunity to consult with my own financial, legal and tax advisors before making this election and that I have knowingly done so or knowingly declined to do so.

Signature

Name (Please Print)	Date

PLEASE SEND THE COMPLETED SURRENDER FORM BY EMAIL TO SUSANMODISPACHER@CONSOLENERGY.COM OR BY FACSIMILE TO SUSAN MODISPACHER AT (724) 485-4994, SO THAT IT IS RECEIVED NO LATER THAN 11:59 P.M., EASTERN STANDARD TIME, ON MARCH 31, 2009.

Exhibit A

Restricted Stock Unit Award(s) Under CONSOL Energy Inc. Equity Incentive Plan

WHEREAS, CNX Gas Corporation (“CNX Gas”), a subsidiary of CONSOL Energy Inc. (the “Company”), previously granted Grantee each of the restricted stock unit awards identified on Schedule I attached hereto (each a “Gas RSU Award” and, collectively, the “Gas RSU Awards”) under CNX Gas’ Equity Incentive Plan (the “Gas Plan”).

WHEREAS, CNX Gas and Grantee entered into an award agreement (the “Gas RSU Agreement”) evidencing each such Gas RSU Award.

WHEREAS, the Company implemented a private offer (the “Offer”) which allowed Grantee, with respect to the Gas RSU Awards identified on Schedule I attached hereto (“Schedule I”), to surrender the Gas RSU Awards to CNX Gas for Restricted Stock Units (“CONSOL RSUs”) of the Company to be issued under the Company’s Equity Incentive Plan (the “CONSOL Plan”).

WHEREAS, Grantee has executed and delivered to the Company an election form in connection with the Offer pursuant to which Grantee has accepted the Offer and agreed to accept the “Terms and Conditions” attached hereto.

NOW THEREFORE, in consideration of the mutual covenants and conditions set forth herein and in the “Terms and Conditions” and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Company makes the following award(s) to the Grantee as follows:

Capitalized terms not otherwise defined herein or in the “Terms and Conditions” attachment hereto shall have the meanings ascribed to them in the CONSOL Plan.

Grantee:

Award Date:	, 2009

Vesting Schedule:	See Schedule I attached hereto

Issuance Schedule:	The shares of CONSOL common stock will be issued to you as soon as reasonably practicable following the vesting date of such award (the vesting schedule and number of CONSOL RSUs subject to each award is set forth on Schedule I), but in no event later than March 15th of the year following the vesting date of such award(s).

ACKNOWLEDGMENT:

John Whitmire
Chairman of the Board of Directors

TERMS AND CONDITIONS

The restricted stock units under the CONSOL Plan will entitle you to receive shares of the Company’s common stock on vesting and subject to continued service with the Company. Each unit represents the right to receive one share of common stock following the vesting date of that unit. Unlike a typical stock option program, the shares will be issued to you, without any cash payment required from you. However, you must pay the applicable income taxes (described below) when due.

The terms and provisions of your award(s) are subject to the provisions of the CONSOL Plan. A copy of the CONSOL Plan is available upon request from Human Resources.

Other important features of your award(s) may be summarized as follows:

Acceleration of Vesting Events: All of the shares subject to your award(s) will vest (i.e., will not be subject to forfeiture) upon the occurrence of any of the following events, and (except as otherwise specified below) such vested shares will be delivered to you on such date (or as soon as administratively practical thereafter but in no event later than the 15th day of the third month following such date):

•	your Separation from Service by reason of death or due to Disability; or

•	completion of a Change in Control (as such term is defined in the CONSOL Plan).[1]

Notwithstanding the foregoing, no acceleration of vesting of your shares will occur if (A) it is determined by the Board that you have: (1) committed an act of embezzlement, fraud, dishonesty or breach of fiduciary duty to the Company; (2) deliberately and repeatedly violated the rules of the Company or the valid instructions of the Board; (3) made any unauthorized disclosure of any of the material secrets or confidential information of the Company as provided under the proprietary information covenant set forth below; or (4) engaged in any conduct that could reasonably be expected to result in material loss, damage or injury to the Company; or (B) you leave the Company’s service for any reason other than in connection with one of the events specified above.

Notwithstanding the foregoing or any provision contained herein to the contrary, the delivery of any vested shares shall be delayed until six (6) months after your Separation from Service to the extent required by Section 409A(a)(2)(B)(i) of the Code as provided under the terms of the CONSOL Plan.

Forfeitability: Should you Separate from Service under circumstances which do not otherwise entitle you to accelerated vesting of the unvested shares subject to your award(s) on the date of your Separation from Service, then your award(s) will be cancelled with respect to those unvested shares, and the number of your restricted stock units will be reduced accordingly. You will thereupon cease to have any right or entitlement to receive any shares of common stock under those cancelled units.

[1]

However, if accelerated vesting of the shares subject to your award occurring in connection with a Change in Control, either alone or together with any other payments or benefits to which you may otherwise become entitled from the Company in connection with the Change in Control, would, in the Company’s good faith opinion, be deemed to be a parachute payment under Section 280G of the Code (or any successor provision), then, unless any agreement between you and the Company provides otherwise, the number of shares which are to vest on such an accelerated basis under your award will be reduced to the extent necessary to assure, in the Company’s good faith opinion, that no portion of your accelerated award will be considered such a parachute payment. The Company’s good faith opinion on this matter will be conclusive and binding upon you and your successors.

Transferability: The shares issued to you following the vesting of your award(s) will be registered under the federal securities laws. Sales of those shares will be subject to any market black-out periods the Company may impose from time to time and must be made in compliance with the Company’s insider trading policies and applicable securities laws.

Prior to your actual receipt of the shares in which you vest under your award(s), you may not transfer any interest in your award(s) or the underlying shares or pledge or otherwise hedge the sale of those shares, including (without limitation) any short sale, put or call option or any other instrument tied to the value of those shares. However, your right to receive any shares which have vested under your restricted stock units but which remain unissued at the time of your death may be transferred pursuant to the provisions of your will or the laws of inheritance following your death.

Federal Income Taxation: You will recognize ordinary income for federal income tax purposes on the date the shares which vest under your award(s) are actually issued to you, and you must satisfy your income and other tax obligations applicable to that income. The amount of your taxable income will be equal to the closing selling price per share of the Company’s common stock on the New York Stock Exchange on the issue date times the number of shares issued to you on that date.

Stockholder Rights: You will not have any stockholder rights, including voting rights and actual dividend rights, with respect to the shares subject to your award(s) until you become the record holder of those shares following their actual issuance to you.

Dividend Equivalent Rights: Should a regular cash dividend be declared on the Company’s common stock at a time when unissued shares of such common stock are subject to your award(s), then the number of shares at that time subject to your award(s) will automatically be increased by an amount determined in accordance with the following formula, rounded down to the nearest whole share:

X = (A x B)/C, where

X	=	the additional number of shares which will become subject to your award(s) by reason of the cash dividend;

A	=	the number of unissued shares subject to the applicable award as of the record date for such dividend;

B	=	the per share amount of the cash dividend; and

C	=	the closing selling price per share of the Company’s common stock on the New York Stock Exchange on the payment date of such dividend.

The additional shares resulting from such calculation will be subject to the same terms and conditions (including, without limitation, any applicable vesting requirements and forfeiture provisions) as the unissued shares of common stock to which they relate under the applicable award.

Other Adjustments: In the event of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other similar change affecting the Company’s outstanding common stock as a class without the Company’s receipt of consideration, the number and/or class of securities subject to your award(s) will be appropriately adjusted to preclude any dilution or enlargement of your rights under such award(s).

Proprietary Information Covenant: As a further condition to your right and entitlement to receive the shares of the Company’s common stock subject to your award, you hereby agree to abide by the terms and conditions of the following proprietary information covenant:

You and the Company agree that certain materials, including (without limitation) information, data and other materials relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company and its Affiliates, constitute proprietary confidential information and trade secrets. Accordingly, you will not at any time during or after your service with the Company disclose or use for your own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its Affiliates, any proprietary confidential information or trade secrets, provided that the foregoing shall not apply to information which is not unique to the Company or any of its Affiliates or which is generally known to the industry or the public other than as a result of your breach of this covenant. You agree that upon termination of your service with the Company for any reason, you will immediately return to the Company all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, which in any way relate to the business of the Company and its Affiliates. You further agree that you will not retain or use for your own account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or any of its Affiliates.

Notwithstanding anything contained herein to the contrary, this Agreement shall not prohibit disclosure of proprietary confidential information if (i) it is required by law or by a court of competent jurisdiction or (ii) it is in connection with any judicial, arbitration, dispute resolution or other legal proceeding in which your legal rights and obligations as a director or under this Agreement are at issue; provided, however, that you shall, to the extent practicable and lawful in any such event, give prior notice to the Company of your intent to disclose proprietary confidential information so as to allow the Company an opportunity (which you shall not oppose) to obtain such protective orders or similar relief with respect thereto as may be deemed appropriate.

Failure to Enforce Not A Waiver: The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

Legends: The Company may at any time place legends referencing the provisions of this Agreement, and any applicable federal or state securities law restrictions on all certificates, if any, representing the shares relating to this award.

Governing Law: This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflicts of laws provisions thereof.

Amendments: This Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto, or as otherwise provided under the CONSOL Plan. Notwithstanding, the Company may, in its sole discretion and without your consent, modify or amend the terms and conditions of the award(s), impose conditions on the timing and effectiveness of the issuance of the shares, or take any other action it deems necessary or advisable, to cause the award(s) to comply with Section 409A of the Code (or an exception thereto).

Section 409A: The award(s) are intended to comply with Section 409A of the Code (or an exception thereto) and the regulations promulgated thereunder and shall be construed accordingly. Notwithstanding, you recognize and acknowledge that Section 409A of the Code may impose upon you certain taxes or interest charges for which you are and shall remain solely responsible.

Notices: Any notice, request, instruction or other document given under this Agreement shall be in writing and shall be addressed and delivered, in the case of the Company, to the Corporate Secretary of the Company at the principal office of the Company and, in your case, to your address as shown in the records of the Company or to such other address as may be designated in writing by either party.

Award(s) Subject to Plan: The award(s) are subject to the CONSOL Plan. The terms and provisions of the CONSOL Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the CONSOL Plan, the applicable terms and provisions of the Agreement will govern and prevail.

Entire Agreement: Except as otherwise provided in this Agreement, this Agreement and the CONSOL Plan: (i) are intended to be the final, complete, and exclusive statement of the terms of the agreement between you and the Company with regard to the subject matter of this Agreement; (ii) supersede all other prior agreements, communications, and statements, whether written or oral, express or implied, pertaining to that subject matter; and (iii) may not be contradicted by evidence of any prior or contemporaneous statements or agreements, oral or written, and may not be explained or supplemented by evidence of consistent additional terms.

Schedule I

Total Number of Units Subject to Gas RSU Award	Number of CONSOL RSUs Awarded	Vesting Schedule of CONSOL RSU Award(s)
2006 Award:

2007 Award:

2008 Award: